Registration Statement No. 333-129643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-10

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES EXCHANGE ACT OF 1934

BARRICK GOLD CORPORATION

(Exact name of Registrant as specified in its charter)

Ontario, Canada

(Province or other jurisdiction of incorporation or organization)

1041

(Primary Standard Industrial Classification Code Number (if applicable))

Not Applicable

(I.R.S. Employer Identification Number (if applicable))

BCE Place
161 Bay Street, Suite 3700
P.O. Box 212
Toronto, Canada M5J 2S1
(800) 720-7415

(Address and telephone number of Registrant’s principal executive offices)

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this Registration Statement becomes effective.

CT Corporation System
11 Eighth Avenue
New York, New York 10011
Telephone: (212) 894-8700

(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

It is proposed that this filing shall become effective (check appropriate box)

A. ☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐ at some future date (check the appropriate box below)

1. ☐	pursuant to Rule 467(b) on (__) at (__) (designate a time not sooner than 7 calendar days after filing).

2. ☐
pursuant to Rule 467(b) on (__) at (__) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (__).

3. ☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box ☐.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This Amendment No. 1 amends and supplements the registration statement on Form F-10   (as amended, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on November 10, 2005 by Barrick Gold Corporation (“Barrick” or the “Registrant”).

The Registration Statement relates to the offer (the “Offer”) by Barrick to purchase (i) all outstanding common shares (including those that are subject to CHESS Depositary Interests and International Depositary Receipts) of Placer Dome Inc. (“Placer Dome”), which includes common shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon conversion, exchange or exercise of options or convertible debentures or other securities of Placer Dome that are convertible into or exchangeable for common shares and (ii) the associated rights issued under the Shareholders Rights Plan of Placer Dome (collectively, the “Shares”), at a price of, on the basis of and at the election of the shareholder of Placer Dome:

(a) US$20.50, in cash for each Share; or

(b) 0.7518 of a Barrick common share and US$0.05 in cash for each Share in each case subject to proration.

The Offer is subject to the terms and conditions set forth in the Offer and Circular dated November 10, 2005 (the “Offer and Circular”) and the related Letter of Transmittal, copies of which were filed as Exhibits 1.1 and 1.2, respectively, to the initial Registration Statement.
Capitalized terms used herein and not defined herein have the respective meaning assigned to such terms in the Offer and Circular.

The preamble to the “SUMMARY TERM SHEET” of the Offer and Circular is hereby deleted in its entirety and replaced with the following:

“The following are some of the questions that you, as a Shareholder of Placer Dome Inc., may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to carefully read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery prior to making any decision regarding whether or not to tender your Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned in this summary term sheet. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Definitions.”

The question “WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?” in the “SUMMARY TERM SHEET” of the Offer and Circular is hereby amended by adding the following paragraph at the end of such section:

“A detailed summary of Placer Dome’s shareholder rights plan can be found in “Shareholder Rights Plan” in Section 20 of the Circular. Furthermore, a detailed summary of the principal regulatory approvals required in connection with the Offer can be found in “Regulatory Matters” in Section 19 of the Circular.

PART II

INFORMATION NOT REQUIRED TO BE SENT TO SHAREHOLDERS

Indemnification

Under the Business Corporations Act (Ontario), Barrick may indemnify a present or former director or officer or a person who acts or acted at Barrick’s request as a director or officer of another corporation of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director or officer of Barrick or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of Barrick and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify a person described above in respect of an action by or on behalf of Barrick to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of Barrick, against all costs, charges and expenses reasonably incurred by the parson in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from Barrick as a matter of right if he or she was substantially successful on the merits of his or her defence and fulfils the conditions (i) and (ii) above.

In accordance with provisions of the Business Corporations Act (Ontario) described above, the by-laws of Barrick provide that Barrick shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Barrick’s request as a director or officer of a corporation of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Barrick or such other corporation if he or she acted honestly and in good faith with a view to the best interests of Barrick and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Exhibits

The following additional exhibit has been filed as part of this Amendment No. 1 to the Registrant’s Registration Statement:

Exhibit __________	Description _________________________________________________________________________________
3.4	Agreement dated December 9, 2005, between Placer Dome Inc. and Barrick Gold Corporation, relating to waiver of Placer Dome Inc.'s Shareholder Rights Plan

PART III

UNDERTAKINGS AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)     In connection with the filing of this Registration Statement, the Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(c)     Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Barrick Gold Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this 13th day of December, 2005.

BARRICK GOLD CORPORATION (Registrant)

By:	/s/ Sybil E. Veenman
Sybil E. Veenman Vice President, Assistant General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated:

Signature	Title with Registrant	Date
* Peter Munk	Chairman and Director	December 13, 2005
* Gregory C. Wilkins	President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2005
* Jamie C. Sokalsky	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2005
* Richard Ball	Vice President, Financial Reporting and Risk Analysis (Principal Accounting Officer)	December 13, 2005
* C. William D. Birchall	Vice Chairman and Director	December 13, 2005
* Howard L. Beck	Director	December 13, 2005
* Gustavo Cisneros	Director	December 13, 2005
* Marshall A. Cohen	Director	December 13, 2005

* Peter A. Crossgrove	Director	December 13, 2005
* Peter C. Godsoe, O.C.	Director	December 13, 2005
* Angus A. MacNaughton	Director	December 13, 2005
* The Right Honourable Brian Mulroney	Director	December 13, 2005
* Anthony Munk	Director	December 13, 2005
* Joseph L. Rotman	Director	December 13, 2005
* Steven J. Shapiro	Director	December 13, 2005

* By: /s/ Sybil E. Veenman
    Sybil E. Veenman
    Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, solely in the capacity of the duly authorized representative of Barrick Gold Corporation in the United States, has signed this Registration Statement in the City of Toronto, Province of Ontario, Canada on this 13th day of December, 2005.

BARRICK GOLDSTRIKE MINES INC.

By:	/s/ Sybil E. Veenman
Name: Sybil E. Veenman Title: Secretary

Exhibit __________	Description _________________________________________________________________________________
1.1	Offer and Circular, dated November 10, 2005*
1.2	Letter of Transmittal*
1.3	Notice of Guaranteed Delivery*
2.1	Annual Information Form of Barrick, dated March 30, 2005, for the year ended December 31, 2004 (incorporated by reference to Barrick’s Form 40-F filed with the Commission on March 31, 2005)*
2.2
Management Information Circular of Barrick dated March 14, 2005 prepared in connection with the annual meeting of shareholders of Barrick held on April 28, 2005 (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission by Barrick on March 25, 2005)*

2.3
Comparative audited consolidated financial statements of Barrick and the notes thereto as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, together with the report of the auditors thereon (incorporated by reference to Exhibit 2 to Barrick’s Form F-40 filed with the Commission on March 31, 2005) and management’s discussion and analysis of financial results found at pages 25 through 73 of Barrick’s 2004 Annual Report (incorporated by reference to Exhibit 2 to Barrick’s Form 40-F filed with the Commission on March 31, 2005)*

2.4
Comparative unaudited consolidated financial statements of Barrick and the notes thereto as at September 30, 2005 and for the nine months ended September 30, 2005 and 2004, together with management’s discussion and analysis of financial results (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on October 31, 2005)*

3.1
Material change report dated January 28, 2005 relating to the decision by the Peruvian tax authority, SUNAT, not to appeal the Tax Court’s decision in favour of Barrick regarding SUNAT’s tax assessment of the Pierina Mine for the 1999 and 2000 fiscal years (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on January 31, 2005)*

3.2
Material change report dated November 9, 2005 relating to the Barrick’s intention to make the Offer (incorporated by reference to Exhibit 1 to Barrick’ Form 6-K furnished to the Commission by Barrick on November 10, 2005)*

3.3
Material Document dated November 9, 2005, containing the Bid Support and Purchase Agreement, dated October 30, 2005, between Barrick Gold Corporation and Goldcorp Inc., relating to Barrick’s Intention to make the Offer (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on November 10, 2005)*

3.4	Agreement dated December 9, 2005, between Placer Dome Inc. and Barrick Gold Corporation, relating to waiver of Placer Dome Inc.'s Shareholder Rights Plan
7.1	Consent of Davies Ward Phillips & Vineberg LLP regarding Canadian Federal Income Tax*
7.2	Consent of Davies Ward Phillips & Vineberg LLP regarding United States Federal Income Tax*
7.3	Consent of Greenwoods & Freehills PTY Limited regarding Australian Federal Income Tax*
7.4	Consent of PricewaterhouseCoopers LLP*

* Previously filed